Exhibit 10.8g

SEVENTH AMENDMENT

OF

FMC TECHNOLOGIES, INC. SAVINGS AND INVESTMENT PLAN

WHEREAS, FMC Technologies, Inc. (the “Company”) maintains the FMC Technologies, Inc. Savings and Investment Plan (the “Plan”);

WHEREAS, the Company now deems it necessary and desirable to amend the Plan to provide that the direct transfer of a non-spouse beneficiary’s benefit to an individual retirement plan will be treated as an eligible rollover distribution; and

WHEREAS, this Seventh Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of the amendment;

NOW, THEREFORE, by virtue of the authority reserved to the Company by Section 12.1 of the Plan, Article VI of the Plan is hereby amended by adding a new Section 6.5.3 to the end of Section 6.5 to read as follows:

6.5.3 Effective January 1, 2007 and notwithstanding any provision herein to the contrary, with respect to any portion of a distribution from the Plan of a deceased Employee, an individual who is the designated Beneficiary (as defined by Code Section 401(a)(9)(E)) of the Employee and who is not the Surviving Spouse of the Employee shall be permitted to make a direct trustee-to-trustee transfer of the distribution to an individual retirement plan described in Code Section 402(c)(8)(B)(i) or (ii) established for the purposes of receiving the distribution on behalf of such designated Beneficiary. In such event, the transfer shall be treated as an Eligible Rollover Distribution, the individual retirement plan shall be treated as an inherited individual retirement account or individual retirement annuity (within the meaning of Code Section 408(d)(3)(C)) and Code Section 401(a)(9)(B) (other than clause (iv) thereof) shall apply to such individual retirement plan.

IN WITNESS WHEREOF, the Company has caused this amendment to be executed by a duly authorized representative this 30th day of January, 2008.

FMC Technologies, Inc.

By:	/s/ Maryann Seaman
Vice President
Administration